Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact: Stephanie Meier

Senior Director of Marketing

815.986.7164

stephanie.meier@firstmid.com

First Mid Announces Executive Promotions and Leadership Realignment

Mattoon, IL (June 30, 2025) First Mid Bancshares, Inc. (First Mid) has announced the promotion of two executives on its leadership team, effective June 24, 2025. Matthew Smith, who currently serves as the Chief Financial Officer (CFO), has been elevated to President. Jordan Read, who currently serves as the Chief Risk Officer (CRO), will take on the additional role of CFO. These promotions are a key part of the organization’s leadership strategy and reflect their expanding roles in First Mid’s continued growth and success.

Smith will assume leadership of all First Mid lines of business, including banking, insurance, wealth management, brokerage, and ag services. He will oversee operations, drive growth, execute strategic initiatives, and support the organization’s overall success, while working closely with Joe Dively, who remains CEO and Chairman of the Board for First Mid Bancshares, Inc., ensuring a seamless and collaborative leadership structure.

“When I joined First Mid in 2011, it was as President—a title I’ve held ever since. I believe it’s the right time to elevate Matt to the role and continue strengthening our leadership team for the future,” said Dively. “He has consistently demonstrated leadership, financial expertise, and a strong commitment to our customers and communities. This transition reflects his meaningful contributions and positions our organization for continued growth and stability. I have every confidence he will lead First Mid forward with successful execution of our strategic priorities.”

Since joining First Mid in 2016 as CFO, Smith has played an instrumental role in shaping the company’s financial strategy, overseeing balance sheet management and capital strategy, communicating with analysts and investors, and guiding mergers and acquisitions. In 2021, his responsibilities expanded to include oversight of credit administration. During Smith’s tenure, First Mid has experienced significant growth, with total assets rising from $2.8 billion to $7.6 billion and revenue more than tripling—driven by strategic expansion and strong, organic growth. As President, he will build on that foundation to further First Mid’s outstanding service, diverse financial solutions, and shareholder value.

With extensive experience in both operational and financial management, Smith has a long track record working for publicly traded institutions. In addition to First Mid, he previously held several senior leadership positions at the then-Nasdaq-traded Consolidated Communications, Inc., including Treasurer and Vice President of Finance and Investor Relations, Director of Revenue, and General Manager.

Smith earned a Bachelor’s Degree in Finance and a Master’s in Business Administration from Eastern Illinois University and a Master’s in Accounting and Financial Management from the Keller Graduate School of Management at DeVry University. He completed the Graduate School of Banking program at the University of Wisconsin-Madison and earned the prestigious Certificate of Executive Leadership from the Wisconsin School of Business Professional and Executive Development. Smith is actively engaged in the community, currently serving or having previously served on the boards of several organizations including the Board for the Mattoon Sports Complex economic development project, the Illinois Bankers Association, the Illinois Chamber of Commerce, the Eastern Illinois University Business School Advisory Board, the Mattoon YMCA, and the Mattoon Salvation Army Board. In addition, he is a Certified Public Accountant (CPA).

“I am honored to become the President for First Mid, which is one of the best financial institutions in the industry,” said Smith. “We have an extremely talented executive team, and I am excited to work alongside them in this new role to lead First Mid into the future. With our strong culture, upgraded technology, and deep commitment to the communities we serve, we will continue to deliver exceptional service for our customers and community partners.”

As part of this transition, Read’s expanded position of CFO and CRO will oversee financial strategy and reporting while continuing to lead the bank’s enterprise risk management efforts. “Jordan brings deep institutional knowledge, financial acumen, and a disciplined approach to risk oversight,” said Dively. “This dual role reflects our confidence in his leadership and ensures continuity across key areas of the organization.”

Since joining First Mid in 2021, Read has served as CRO, overseeing key departments including Compliance, Loan Review, Enterprise Risk Management, and Community Development. He also plays a central role in regulatory relations and M&A due diligence.

Prior to First Mid, Read was Director of Internal Audit at Enterprise Bank & Trust, where he led the annual preparation and completion of the internal audit plan including Sarbanes-Oxley compliance. He managed key enterprise risk initiatives, including regulatory relations, preparations for crossing the $10 billion asset threshold, and assisted with M&A due diligence as the bank’s assets grew from $3.2 billion to $13.5 billion. A licensed CPA in Missouri, Read holds both Bachelor’s and Master’s degrees in Accountancy from the University of Missouri-Columbia, graduating Magna Cum Laude. His early career included advisory work at Ernst & Young LLP, serving clients in the consumer products, utility, and agriculture sectors.

About First Mid Bancshares, Inc.: First Mid Bancshares, Inc. is the parent company of First Mid Bank & Trust, N.A., First Mid Insurance Group, and First Mid Wealth Management Company. First Mid is a $7.6 billion community-focused organization that provides financial services including banking, insurance, wealth management, brokerage, and ag services through a network of locations in Illinois, Missouri, Texas, and Wisconsin, and a loan production office in Indiana. Together, our First Mid team takes great pride in providing solutions and services to our customers and communities and has done so since 1865. This year, we proudly celebrate our 160th anniversary, marking a long history of dedication and service. More information about the Company is available on our website at www.firstmid.com. Our stock is traded in The NASDAQ Stock Market LLC under the ticker symbol “FMBH”. Member FDIC | Equal Housing Lender.

Investments and Insurance Products: Not a Deposit | Not Guaranteed by the Bank or its Affiliates | Not FDIC Insured | Not Insured by Any Federal Government Agency | May Go Down in Value.